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                                                                   Exhibit 23.2


                      CONSENT OF PRICEWATERHOUSECOOPERS

The Board of Directors
Phone.com, Inc.;

We hereby consent to the incorporation by reference in the previously filed registration statement on Form S-8 (No. 333-81215) of Phone.com, Inc. of our report dated 26 October 1999 relating to the statement of assets acquired and liabilities assumed as of March 31, 1999, and the statement of operations and cash flows for the period from May 1, 1998 (inception) through March 31, 1999 of the WAP Business of APION, which report appears in the Registration Statement on Form S-1 (No.333-89879) of Phone.com, Inc.

PricewaterhouseCoopers

2 November 1999
Belfast, United Kingdom